Exhibit 3.1

Statuten

der Windward Bio Group AG

(Windward Bio Group SA)

(Windward Bio Group Ltd)

Articles of Association

of Windward Bio Group Ltd

(Windward Bio Group AG)

(Windward Bio Group SA)

Statuten der Windward Bio Group AG / Articles of Association of Windward Bio Group Ltd

	Abschnitt 1 Firma, Sitz, Zweck und Dauer der Gesellschaft		Section 1 Name, Place of Incorporation, Business Purpose and Duration of the Company

	Artikel 1		Article 1

Firma, Sitz

[1] Unter der Firma

Windward Bio Group AG

(Windward Bio Group SA)

(Windward Bio Group Ltd)

besteht eine Aktiengesellschaft gemäss den Bestimmungen des Schweizerischen Obligationenrechts (das OR) mit Sitz in Basel, Kanton Basel-Stadt (die Gesellschaft).

Name, Place of Incorporation

[1] Under the name

Windward Bio Group Ltd

(Windward Bio Group AG)

(Windward Bio Group SA)

shall exist a corporation pursuant to the provisions of the Swiss Code of Obligations (the CO) with its place of incorporation in Basel, Canton of Basel-Stadt (the Company).

	Artikel 2		Article 2

Zweck	[1] Zweck der Gesellschaft ist der Erwerb, das Halten, die Verwaltung, die Verwertung und die Veräusserung von in- und ausländischen Beteiligungen, ob direkt oder indirekt, insbesondere in den Bereichen Forschung, Entwicklung, Herstellung, Verkauf und Lizenzierung von Produkten in den Gebieten der Biotechnologie, der Pharmazie, Medizintechnologie, Diagnose und Therapie und verwandten Gebieten.	Business Purpose	[1] The purpose of the Company is to acquire, hold, manage, exploit and sell, whether directly or indirectly, interests in participations in Switzerland and abroad active, in particular, in the research, development, production, sale and licensing of products in the fields of biotechnology, pharmaceuticals, medical technology, diagnosis and therapy and related areas.

	[2] Die Gesellschaft kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten und sich an anderen Unternehmen im In- und Ausland beteiligen.		[2] The Company may open branch offices and subsidiaries in Switzerland and abroad and acquire participations in other companies in Switzerland and abroad.

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Statuten der Windward Bio Group AG / Articles of Association of Windward Bio Group Ltd

	[3] Die Gesellschaft kann Grundstücke und Immaterialgüterrechte im In- und Ausland erwerben, halten, verwalten, belasten, verwerten und veräussern sowie andere Gesellschaften mit oder ohne Gegenleistung finanzieren.		[3] The Company may acquire, hold, manage, mortgage, exploit and sell real estate and intellectual property rights in Switzerland and abroad and may fund other companies with or without consideration.

	[4] Die Gesellschaft kann alle kommerziellen, finanziellen und anderen Tätigkeiten ausüben, die als geeignet erscheinen, den Zweck der Gesellschaft zu fördern, oder die mit diesem zusammenhängen.		[4] The Company may engage in any commercial, financial and other activities which appear suitable to favor the purpose of the Company or which are related to its purpose.

	Artikel 3		Article 3

Dauer	Die Dauer der Gesellschaft ist unbeschränkt.	Duration	The duration of the Company shall be unlimited.

	Abschnitt 2 Aktienkapital, Aktien, Übertragungsbeschränkungen		Section 2 Share Capital, Shares, Restrictions of Transferability

	Artikel 4		Article 4

Aktienkapital	Das Aktienkapital der Gesellschaft beträgt CHF 766’228.290 und ist eingeteilt in (a) 15’462’506 voll liberierte Namenaktien mit einem Nennwert von je CHF 0.015 (Stammaktien);	Share Capital	The share capital of the Company is CHF 766,228.290 and is divided into (a) 15,462,506 fully paid-in registered common shares with a nominal value of CHF 0.015 each (Common Shares);

	(b) 10’632’658 voll liberierte Namenaktien Kategorie B mit einem Nennwert von je CHF 0.015 (Vorzugsaktien B);		(b) 10,632,658 fully paid-in registered series B preferred shares with a nominal value of CHF 0.015 each (Series B Preferred Shares);

	(c) 21’265’292 voll liberierte Namenaktien Kategorie A mit einem Nennwert von je CHF 0.015 (Vorzugsaktien A); und		(c) 21,265,292 fully paid-in registered series A preferred shares with a nominal value of CHF 0.015 each (Series A Preferred Shares); and

	(d) 3’721’430 voll liberierte Namenaktien Kategorie A Junior mit einem Nennwert von je CHF 0.015 (Vorzugsaktien A Junior).		(d) 3,721,430 fully paid-in registered series A junior preferred shares with a nominal value of CHF 0.015 each (Series A Junior Preferred Shares).

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Statuten der Windward Bio Group AG / Articles of Association of Windward Bio Group Ltd

	Artikel 4a		Article 4a

Vorrechte der Vorzugsaktien	[1] Falls die Generalversammlung die Ausschüttung einer Dividende (ob aus dem Bilanzgewinn oder den Reserven, einschliesslich einer Zwischendividende oder die Rückzahlung der gesetzlichen Kapitalreserve) für ein Geschäftsjahr beschliesst, wird eine solche Dividende wie folgt an die Inhaber von Aktien ausgerichtet:	Preferential Rights of Preferred Shares	[1] If and when the Shareholders’ Meeting resolves to distribute a dividend (whether out of the balance sheet profit or the reserves, including an interim dividend and the repayment of statutory capital reserves) in respect of a financial year, such dividend shall be allocated to the holders of shares as follows:

(a)   Jede Vorzugsaktie B und jede Vorzugsaktie A berechtigt, gleichrangig untereinander und vorrangig vor einer Dividende auf den Vorzugsaktien A Junior und den Stammaktien, eine einmalige Vorzugsdividende ohne Nachbezugsrecht in der Höhe von 8% des geleisteten Ausgabebetrags pro Vorzugsaktie B (d.h. USD 10.3455 je Vorzugsaktie B) bzw. pro Vorzugsaktie A (d.h. USD 9.405 je Vorzugsaktie A) pro Geschäftsjahr zu erhalten. Falls die Generalversammlung an einer darauffolgenden Generalversammlung keine Dividende für das vorangehende Geschäftsjahr beschliesst, fällt keine Dividende für dieses vorangehende Geschäftsjahr an und die Gesellschaft hat keine Verpflichtung zur Zahlung einer Dividende und die Vorzugsaktien B und die Vorzugsaktien A berechtigen nicht zum Erhalt einer Dividende für dieses vorangehende Geschäftsjahr, unabhängig davon, ob für ein darauffolgendes Geschäftsjahr eine Dividende beschlossen wird oder nicht. Bei der Ausgabe der Vorzugsaktien B und der Vorzugsaktien A wird die Vorzugsdividende pro rata temporis für den Zeitraum von der Ausgabe bis zum Ende des entsprechenden Geschäftsjahres berechnet.

(a)   Each Series B Preferred Share and each Series A Preferred Share shall be entitled to receive, ranking pari passu among each other and in preference to any dividend on the Series A Junior Preferred Shares and the Common Shares, a one-time, non-cumulative preferred dividend in the amount of 8% of the issue price paid per Series B Preferred Share (i.e. USD 10.3455 per Series B Preferred Share) and per Series A Preferred Share (i.e. USD 9.405 per Series A Preferred Share), respectively, per financial year. If the Shareholders’ Meeting does not resolve to distribute a dividend for the previous financial year at a subsequent Shareholders’ Meeting, no dividend will accrue for that previous financial year, and the Company will have no obligation to pay, and the Series B Preferred Shares and the Series A Preferred Shares will not be entitled to receive, a dividend for that previous financial year, whether or not a dividend is resolved for any subsequent financial year. Upon issuance of the Series B Preferred Shares and the Series A Preferred Shares, the preferred dividend shall be calculated pro rata temporis for the period from the issuance until the end of the applicable financial year.

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Statuten der Windward Bio Group AG / Articles of Association of Windward Bio Group Ltd

(b)   Sofern die Vorzugsdividende auf den Vorzugsaktien B und den Vorzugsaktien A gemäss Artikel 4a Abs. 1 lit. (a) dieser Statuten für das entsprechende Geschäftsjahr vollständig ausgerichtet wurde, werden darüber hinausgehende Dividenden anteilsmässig an sämtliche Inhaber von Namenaktien im Verhältnis zu ihrem jeweiligen Anteil am Aktienkapital der Gesellschaft zu jenem Zeitpunkt ausgerichtet.

(b)   If and to the extent the preferred dividend on the Series B Preferred Shares and the Series A Preferred Shares pursuant to Article 4a para. 1 lit. (a) of these articles of association has been paid in full with respect to the relevant financial year, dividends in excess thereof shall be distributed to all holders of registered shares pro rata to their respective share of the share capital of the Company at that time.

(c)   Sofern die von der Generalversammlung beschlossene Dividende nicht ausreicht, um die Vorzugsdividende auf den Vorzugsaktien B und den Vorzugsaktien A gemäss Artikel 4a Abs. 1 lit. (a) dieser Statuten vollständig auszurichten, wird die beschlossene Dividende unter den Inhabern der Vorzugsaktien B und der Vorzugsaktien A anteilsmässig im Verhältnis zu dem gesamten geleisteten Ausgabebetrag für alle ausstehenden Vorzugsaktien B und dem gesamten geleisteten Ausgabebetrag für alle ausstehenden Vorzugsaktien A verteilt.

(c)   If and to the extent the dividend resolved by the Shareholders’ Meeting is not sufficient to pay in full the preferred dividend on the Series B Preferred Shares and the Series A Preferred Shares pursuant to Article 4a para. 1 lit. (a) of these articles of association, the resolved dividend shall be distributed among the holders of Series B Preferred Shares and Series A Preferred Shares pro rata based on the aggregate issue price paid in respect of all outstanding Series B Preferred Shares and the aggregate issue price paid in respect of all outstanding Series A Preferred Shares.

[2] Im Falle:	[2] In the event of:

(a)   eines Konkurses, der Auflösung, der Liquidation oder einer Geschäftsaufgabe der Gesellschaft oder einer für die Geschäftstätigkeit der Gesellschaft und ihrer Tochtergesellschaften bedeutsamen Tochtergesellschaft (ausser im Rahmen einer konzerninternen Reorganisation);

(a)   a bankruptcy, dissolution, liquidation or winding up of the Company or a subsidiary material for the business of the Company and its subsidiaries (other than as part of an intragroup reorganization);

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Statuten der Windward Bio Group AG / Articles of Association of Windward Bio Group Ltd

(b)   einer Veräusserung oder Übertragung von Aktien an einen Aktionär oder einen Dritten, die zu einem Kontrollwechsel führt, wobei unter Kontrollwechsel jede Transaktion (Übertragung von Aktien entweder an einen oder mehrere Dritte oder an einen oder mehrere andere Aktionäre, Kapitalerhöhung oder Umstrukturierung) zu verstehen ist, die zur Folge hat, dass entweder mehr als 50% des Aktienkapitals und/oder der Stimmrechte der Gesellschaft im Besitz des erwerbenden Aktionärs oder einer Gruppe von Personen sind, die infolge einer solchen Transaktion eine gemeinsame Kontrolle ausüben;

(b)   a sale or transfer of shares to any shareholder or third party resulting in a change of control, whereby a change of control means any transaction (transfer of shares either to one or several third parties or to one or several other shareholders, capital increase or reorganization), which would result in the effect that either more than 50% of Company’s share capital and/or voting rights is owned by the acquiring shareholder or a group of persons exercising joint control as a result of such transaction;

(c)   eines Verkaufs, eines Leasings, einer Übertragung, einer Exklusivlizenz oder einer anderweitigen Verfügung über alle oder im Wesentlichen alle Vermögenswerte der Gesellschaft und ihrer Tochtergesellschaften (einschliesslich (x) Immaterialgüterrechte und (y) Beteiligungen an Tochtergesellschaften); oder

(c)   a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s and its subsidiaries’ assets (including (x) intellectual property rights and (y) securities in any subsidiary); or

(d)   einer umgekehrten Übernahme, jede Konsolidierung, Fusion, Umstrukturierung oder Übernahme der Gesellschaft mit, durch oder in eine andere Gesellschaft, ein anderes Unternehmen oder eine andere Person oder jede andere Unternehmensumstrukturierung, bei der die Gesellschaft oder eine ihrer Tochtergesellschaften nicht die übernehmende Gesellschaft ist und welche zu einem Kontrollwechsel (wie in lit. (b) oben definiert) führt;

(d)   a reverse take-over, any consolidation, merger, reorganization or acquisition of the Company with, by or into any other corporation or other entity or person, or any other corporate reorganization, in which the Company or one of its subsidiaries is not the surviving entity and which would result in a change of control (as defined in lit. (b) above);

was zu einer Ausschüttung an die Aktionäre führt (jeweils ein Liquidationsereignis), wird der Erlös eines solchen Liquidationsereignisses wie folgt verteilt:	resulting in a distribution to the shareholders (in each case a Liquidity Event), the proceeds of such Liquidity Event shall be distributed as follows:

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Statuten der Windward Bio Group AG / Articles of Association of Windward Bio Group Ltd

(a)   in erster Priorität erhält (A) jeder Inhaber von Vorzugsaktien B, gleichrangig untereinander und mit den Inhabern von Vorzugsaktien A und vorrangig gegenüber den Inhabern von Vorzugsaktien A Junior und Stammaktien, den höheren Betrag von (i) einem einmaligen Vorzugsbetrag pro Vorzugsaktie B in Höhe des geleisteten Ausgabebetrags pro Vorzugsaktie B (d.h. USD 10.3455 je Vorzugsaktie B) zuzüglich jeder beschlossenen, aber noch nicht bezahlten Dividende auf diesen Aktien und (ii) dem Betrag, der pro Vorzugsaktie B zu zahlen gewesen wäre, wenn alle Vorzugsaktien B, alle Vorzugsaktien A und alle Vorzugsaktien A Junior unmittelbar vor dem Liquidationsereignis in Stammaktien umgewandelt worden wären (der Vorzugsbetrag B) und (B) jeder Inhaber von Vorzugsaktien A, gleichrangig untereinander und mit den Inhabern von Vorzugsaktien B und vorrangig gegenüber den Inhabern von Vorzugsaktien A Junior und Stammaktien, den höheren Betrag von (i) einem einmaligen Vorzugsbetrag pro Vorzugsaktie A in Höhe des geleisteten Ausgabebetrags pro Vorzugsaktie A (d.h. USD 9.405 je Vorzugsaktie A) zuzüglich jeder beschlossenen, aber noch nicht bezahlten Dividende auf diesen Aktien und (ii) dem Betrag, der pro Vorzugsaktie A zu zahlen gewesen wäre, wenn alle Vorzugsaktien B, alle Vorzugsaktien A und alle Vorzugsaktien A Junior unmittelbar vor dem Liquidationsereignis in Stammaktien umgewandelt worden wären (der Vorzugsbetrag A), wobei die Inhaber der Vorzugsaktien B und der Vorzugsaktien A untereinander gleichrangig und anteilsmässig im Verhältnis zu dem gesamten geleisteten Ausgabebetrag für alle ausstehenden Vorzugsaktien B und dem gesamten geleisteten Ausgabebetrag für alle ausstehenden Vorzugsaktien A zum Vorzugsbetrag B bzw. Vorzugsbetrag A berechtigt sind;

(a)   in first priority, (A) each holder of Series B Preferred Shares, on a pari passu basis among each other and the holders of Series A Preferred Shares and in preference to the holders of Series A Junior Preferred Shares and Common Shares, the greater of (i) a one-time preference amount per Series B Preferred Share equal to the issue price paid per Series B Preferred Share (i.e. USD 10.3455 per Series B Preferred Share) plus any declared and unpaid dividend on such shares, and (ii) such amount per Series B Preferred Share that would have been payable had all Series B Preferred Shares, all Series A Preferred Shares and all Series A Junior Preferred Shares been converted into Common Shares immediately prior to the Liquidity Event (the Series B Preference Amount) and (B) each holder of Series A Preferred Shares, on a pari passu basis among each other and the holders of Series B Preferred Shares and in preference to the holders of Series A Junior Preferred Shares and Common Shares, the greater of (i) a one-time preference amount per Series A Preferred Share equal to the issue price paid per Series A Preferred Share (i.e. USD 9.405 per Series A Preferred Share) plus any declared and unpaid dividend on such shares, and (ii) such amount per Series A Preferred Share that would have been payable had all Series B Preferred Shares, all Series A Preferred Shares and all Series A Junior Preferred Shares been converted into Common Shares immediately prior to the Liquidity Event (the Series A Preference Amount), whereby the holders of Series B Preferred Shares and Series A Preferred Shares shall rank pari passu among each other and shall be entitled to the Series B Preference Amount and the Series A Preference Amount, respectively, pro rata based on the aggregate issue price paid in respect of all outstanding Series B Preferred Shares and the aggregate issue price paid in respect of all outstanding Series A Preferred Shares;

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Statuten der Windward Bio Group AG / Articles of Association of Windward Bio Group Ltd

(b)   in zweiter Priorität erhält jeder Inhaber von Vorzugsaktien A Junior, gleichrangig untereinander und vorrangig gegenüber den Inhabern von Stammaktien, den höheren Betrag von (i) einem einmaligen Vorzugsbetrag pro Vorzugsaktie A Junior in Höhe des Ausgabebetrags pro Vorzugsaktie A (d.h. USD 9.405 je Vorzugsaktie A Junior) zuzüglich jeder beschlossenen, aber noch nicht bezahlten Dividende auf diesen Aktien und (ii) dem Betrag, der pro Vorzugsaktie A Junior zu zahlen gewesen wäre, wenn alle Vorzugsaktien B, alle Vorzugsaktien A und alle Vorzugsaktien A Junior unmittelbar vor dem Liquidationsereignis in Stammaktien umgewandelt worden wären (der Vorzugsbetrag A Junior);

(b)   in second priority, each holder of Series A Junior Preferred Shares shall be entitled to receive, on a pari passu basis and in preference to the holders of Common Shares, the greater of (i) a one-time preference amount per Series A Junior Preferred Share equal to the issue price per Series A Preferred Share (i.e. USD 9.405 per Series A Junior Preferred Share) plus any declared and unpaid dividend on such shares, and (ii) such amount per Series A Junior Preferred Share that would have been payable had all Series B Preferred Shares, all Series A Preferred Shares and all Series A Junior Preferred Shares been converted into Common Shares immediately prior to the Liquidity Event (the Series A Junior Preference Amount);

(c)   in dritter Priorität wird der nach der Verteilung des Vorzugsbetrags B, des Vorzugsbetrags A und des Vorzugsbetrags A Junior verbleibende Restbetrag, falls vorhanden, unter den Inhabern von Stammaktien anteilsmässig verteilt im Verhältnis zu ihrem jeweiligen Anteil an den zu diesem Zeitpunkt ausgegebenen Stammaktien.

(c)   in third priority, the remaining balance after the distribution of the Series B Preference Amount, the Series A Preference Amount and the Series A Junior Preference Amount, if any, shall be distributed among the holders of Common Shares pro rata to their respective holdings of the then issued Common Shares.

[3] Reicht das Vermögen oder der Erlös aus dem Liquidationsereignis nicht aus, um den Vorzugsbetrag B und den Vorzugsbetrag A gemäss Artikel 4a Abs. 2 lit. (a) dieser Statuten vollständig an die Inhaber von Vorzugsaktien B und Vorzugsaktien A zu zahlen, so wird der verfügbare Betrag anteilsmässig an die Inhaber von Vorzugsaktien B und Vorzugsaktien A im Verhältnis zu dem gesamten geleisteten Ausgabebetrag für alle ausstehenden Vorzugsaktien B und dem gesamten geleisteten Ausgabebetrag für alle ausstehenden Vorzugsaktien A ausgezahlt, wobei die Inhaber von Vorzugsaktien B und Vorzugsaktien A untereinander gleichrangig sind. Reicht das Vermögen oder	[3] If there are insufficient assets or proceeds of such Liquidity Event to pay the Series B Preference Amount and the Series A Preference Amount to the holders of Series B Preferred Shares and Series A Preferred Shares in full pursuant to Article 4a para. 2 lit. (a) of these articles of association, the amount available shall be paid to the holders of Series B Preferred Shares and Series A Preferred Shares pro rata based on the aggregate issue price paid in respect of all outstanding Series B Preferred Shares and the aggregate issue price paid in respect of all outstanding Series A Preferred Shares, whereby the holders of Series B Preferred Shares and Series A Preferred Shares shall

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Statuten der Windward Bio Group AG / Articles of Association of Windward Bio Group Ltd

	der Erlös aus dem Liquidationsereignis nicht aus, um den Vorzugsbetrag A Junior gemäss Artikel 4a Abs. 2 lit. (b) dieser Statuten vollständig an die Inhaber der Vorzugsaktien A Junior zu zahlen, so wird der verfügbare Betrag anteilsmässig an die Inhaber der Vorzugsaktien A Junior im Verhältnis zu ihrem jeweiligen Anteil an den zu diesem Zeitpunkt ausgegebenen Vorzugsaktien A Junior ausgezahlt.		rank pari passu among each other. If there are insufficient assets or proceeds of such Liquidity Event to pay the Series A Junior Preference Amount to the holders of Series A Junior Preferred Shares in full pursuant to Article 4a para. 2 lit. (b) of these articles of association, the amount available shall be paid to the holders of Series A Junior Preferred Shares pro rata based on their respective holdings of the then issued Series A Junior Preferred Shares.

	Artikel 4c		Article 4c
Bedingtes Kapital für Beteiligungs- programme	[1] Das Aktienkapital kann sich durch Ausgabe von höchstens 3’159’828 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.015 (Stammaktien) um höchstens CHF 47’397.420 erhöhen durch direkte oder indirekte Ausgabe von Stammaktien oder durch Ausgabe von Rechten auf den Bezug von Stammaktien im Sinne von Artikel 653 Abs. 1 OR an Mitglieder des Verwaltungsrates, Mitglieder der Geschäftsleitung oder Arbeitnehmer, Beauftragte oder Berater der Gesellschaft und ihrer Konzerngesellschaften oder andere Personen, welche Dienstleistungen für die Gesellschaft oder ihre Konzerngesellschaften erbringen.	Conditional Capital for Participation Programs	[1] The share capital may be increased in an amount not to exceed CHF 47,397.420 through the issuance of up to 3,159,828 fully paid in registered common shares with a nominal value of CHF 0.015 per share (Common Shares) through the direct or indirect issuance of Common Shares, or through the issuance of rights to subscribe for Common Shares within the meaning of article 653(1) CO to members of the Board of Directors, members of the Executive Committee or employees, contractors or consultants of the Company or its group companies, or other persons providing services to the Company or its group companies.

	[2] Bei der Ausgabe von solchen Aktien oder Rechten sind das Bezugsrecht wie auch das Vorwegzeichnungsrecht der Aktionäre der Gesellschaft ausgeschlossen. Die Ausgabe solcher Aktien oder Rechte erfolgt gemäss einem oder mehreren vom Verwaltungsrat oder, soweit an ihn delegiert, vom Vergütungsausschuss zu erlassenden Plänen, Reglementen oder Beschlüssen. Die Ausgabe solcher Aktien und die Einräumung solcher Rechte können unter deren jeweiligen inneren Wert oder Marktwert erfolgen.		[2] The subscription rights and advance subscription rights of the shareholders of the Company shall be excluded in connection with the issuance of such shares or rights. Such shares or rights shall be issued pursuant to one or more plans, regulations or resolutions to be issued by the Board of Directors or, to the extent delegated to it, the Compensation Committee. Such shares may be issued and such rights may be granted below their intrinsic value or market price.

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Statuten der Windward Bio Group AG / Articles of Association of Windward Bio Group Ltd

	[3] Die Erklärung über den Erwerb von Aktien bzw. über die Ausübung der Rechte gestützt auf diesen Artikel 4c hat auf diesen Artikel 4c hinzuweisen und in einer Form, die den Nachweis durch Text ermöglicht, zu erfolgen. Ein Verzicht auf ein Recht auf Erwerb von Aktien gestützt auf diesen Artikel 4c kann auch formlos oder durch Zeitablauf erfolgen; das gilt auch für den Verzicht auf die Ausübung und den Verfall dieses Rechts.		[3] The declaration of acquisition of the shares or of exercising the rights, respectively, based on this Article 4c shall refer to this Article 4c and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4c may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

	[4] Der direkte oder indirekte Erwerb von Aktien gestützt auf diesen Artikel 4c sowie jede nachfolgende Übertragung der Aktien unterliegen den Beschränkungen von Artikel 6 dieser Statuten.		[4] The direct or indirect acquisition of shares based on this Article 4c and any subsequent transfer of such shares shall be subject to the restrictions of Article 6 of these articles of association.

	Artikel 4d		Article 4d
Bedingtes Kapital für Finanzierungs-zwecke	[1] Das Aktienkapital kann sich durch Ausgabe von höchstens 264’997 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.015 (Stammaktien) um höchstens CHF 3’974.955 erhöhen durch die Ausübung oder Zwangsausübung von Wandel-, Tausch-, Options-, Bezugs- oder anderen Rechten auf den Bezug von Aktien oder durch Erwerbspflichten in Bezug auf Aktien, welche Aktionären der Gesellschaft oder Dritten allein oder in Verbindung mit Darlehen, Optionen, Warrants oder anderen Finanzmarktinstrumenten oder vertraglichen Verpflichtungen der Gesellschaft oder einer ihrer Konzerngesellschaften eingeräumt bzw. auferlegt werden (zusammen die Finanzinstrumente).	Conditional Capital for Financing Purposes	[1] The share capital may be increased in an amount not to exceed CHF 3,974.955 through the issuance of up to 264,997 fully paid in registered shares with a nominal value of CHF 0.015 each (Common Shares) upon exercise or mandatory exercise of conversion, exchange, option, subscription or other rights to acquire shares or through obligations to acquire shares, which were granted to or imposed on shareholders of the Company or third parties alone or in connection with notes, options, warrants or other securities or contractual obligations of the Company or any of its group companies (collectively the Financial Instruments).

	[2] Bei der Ausgabe von solchen Finanzinstrumenten ist das Vorwegzeichnungsrecht der Aktionäre der Gesellschaft ausgeschlossen und bei der Ausgabe von Aktien gestützt auf Finanzinstrumente ist das Bezugsrecht der Aktionäre der Gesellschaft ausgeschlossen. Zum Bezug der neuen Aktien, die bei Ausübung von Finanzinstrumenten ausgegeben werden, sind die jeweiligen Inhaber der Finanzinstrumente berechtigt. Die Ausgabe solcher Aktien oder Finanzinstrumente erfolgt gemäss einem oder mehreren		[2] The advance subscription rights of the shareholders of the Company shall be excluded in connection with the issuance of such Financial Instruments and the subscription rights of the shareholders of the Company shall be excluded upon the exercise of any Financial Instruments in connection with the issuance of shares. The then current owners of such Financial Instruments shall be entitled to acquire the new shares issued upon the exercise of any Financial Instruments. Such shares or Financial

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Statuten der Windward Bio Group AG / Articles of Association of Windward Bio Group Ltd

	vom Verwaltungsrat zu erlassenden Beschlüssen, in welchen der Verwaltungsrat die wesentlichen Bedingungen der Finanzinstrumente festlegt. Die Ausgabe solcher Aktien oder Finanzinstrumente kann unter deren jeweiligen inneren Wert oder Marktwert erfolgen.		Instruments shall be issued pursuant to one or more resolutions to be issued by the Board of Directors, by which the Board of Directors determines the main conditions of the Financial Instruments. Such shares or Financial Instruments may be issued below their intrinsic value or market price.

	[3] Die Erklärung über den Erwerb von Aktien bzw. über die Ausübung der Finanzinstrumente gestützt auf diesen Artikel 4d hat auf diesen Artikel 4d hinzuweisen und in einer Form, die den Nachweis durch Text ermöglicht, zu erfolgen. Ein Verzicht auf ein Recht auf Erwerb von Aktien gestützt auf diesen Artikel 4d kann auch formlos oder durch Zeitablauf erfolgen; das gilt auch für den Verzicht auf die Ausübung und den Verfall dieses Rechts.		[3] The declaration of acquisition of the shares or of exercising the Financial Instruments, respectively, based on this Article 4d shall refer to this Article 4d and be made in a form that allows proof by text. A waiver of the right to acquire shares based on this Article 4d may also occur informally or by lapse of time; this also applies to the waiver of the exercise and forfeiture of this right.

	[4] Der direkte oder indirekte Erwerb von Aktien gestützt auf diesen Artikel 4d sowie jede nachfolgende Übertragung der Aktien unterliegen den Beschränkungen von Artikel 6 dieser Statuten.		[4] The direct or indirect acquisition of shares based on this Article 4d and any subsequent transfer of such shares shall be subject to the restrictions of Article 6 of these articles of association.

	Artikel 5		Article 5
Aktienzertifikate und Bucheffekten	[1] Die Gesellschaft kann ihre Namenaktien als Wertrechte nach Artikel 973c oder 973d OR, als Bucheffekten im Sinne des Bucheffektengesetzes oder als Einzel- oder Globalurkunden ausgeben. Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Namenaktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln. Die Gesellschaft trägt dafür die Kosten.	Share Certificates and Intermediated Securities	[1] The Company may issue its registered shares as uncertificated securities pursuant to article 973c or 973d CO, as intermediated securities in the sense of the Federal Act on Intermediated Securities, or in the form of single or global certificates. Subject to applicable law, the Company may convert its registered shares from one form into another form at any time and without the approval of the shareholders. The Company shall bear the cost associated with any such conversion.

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	[2] Ein Aktionär hat keinen Anspruch auf Umwandlung von in bestimmter Form ausgegebenen Namenaktien in eine andere Form. Insbesondere hat der Aktionär keinen Anspruch auf die Verbriefung der Mitgliedschaft in einem Wertpapier. Jeder Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Namenaktien verlangen.		[2] A shareholder has no right to request a conversion of the registered shares issued in one form into another form. In particular, the shareholder has no claim to the certification of the membership in a security. Each shareholder may, however, at any time request from the Company a written confirmation of the registered shares held by such shareholder, as reflected in the share register.

	[3] Bucheffekten, denen Namenaktien der Gesellschaft zugrunde liegen, können nicht durch Zession übertragen werden. An diesen Bucheffekten können auch keine Sicherheiten durch Zession bestellt werden.		[3] Intermediated securities based on registered shares of the Company cannot be transferred by way of assignment. A security interest in any such intermediated securities also cannot be granted by way of assignment.

	Artikel 6		Article 6
Aktienbuch, Übertragungsbe schränkungen und Verzeichnis der wirtschaftlich berechtigten Personen	[1] Die Gesellschaft oder ein von ihr beauftragter Dritter führt für die Namenaktien ein Aktienbuch, in welches die Eigentümer und Nutzniesser mit Name und Vorname (bei juristischen Personen die Firma), Adresse und Staatsangehörigkeit (bei juristischen Personen der Sitz) eingetragen werden. Wechselt eine im Aktienbuch eingetragene Person ihre Kontaktdaten, so hat sie dies dem Aktienbuchführer mitzuteilen. Mitteilungen der Gesellschaft gelten als rechtsgültig erfolgt, wenn sie an die im Aktienbuch zuletzt eingetragenen Kontaktdaten des Aktionärs bzw. Zustellungsbevollmächtigten gesendet werden.	Share, Register, Transfer Restrictions and Register of Beneficial Owners	[1] The Company shall maintain, itself or through a third party, a share register for the registered shares that lists the surname and name (the name of the company in case of a legal entity), the address and nationality (the place of incorporation in case of a legal entity) of the shareholders or usufructuaries. A person registered in the share register shall notify the share registrar of any change in contact information. Communications from the Company shall be deemed to have been validly made if sent to the shareholder’s or authorized delivery agent’s last registered contact information in the share register.

	[2] Im Verhältnis zur Gesellschaft gilt als Aktionär oder als Nutzniesser nur, wer im Aktienbuch eingetragen ist.		[2] Only persons registered in the share register shall be recognized as shareholder or usufructuary by the Company.

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[3] Namenaktien dürfen nur mit Zustimmung des Verwaltungsrates übertragen werden. Diese Beschränkung gilt auch für die Begründung einer Nutzniessung.	[3] Registered shares may be transferred only with the approval of the Board of Directors. This restriction shall also apply to the establishment of an usufruct.

[4] Der Verwaltungsrat kann ein Gesuch auf Aktienübertragung aufgrund von Artikel 685b Abs. 1–3 OR verweigern, wenn:	[4] The Board of Directors may reject a request for transfer of shares in accordance with article 685b paras. 1-3 CO if:

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1.  die Übertragung der Aktien die Zusammensetzung des Aktionärskreises derart verändert, dass die Wahrung des Gesellschaftszwecks oder die wirtschaftliche Selbständigkeit der Gesellschaft gefährdet werden; oder

1. the transfer of shares alters the composition of the shareholder base in a way that endangers the safeguarding of the Company’s purpose or the Company’s independence; or

2. der Erwerber der Aktien direkt oder indirekt eine die Gesellschaft konkurrenzierende oder schädigende Tätigkeit ausübt; oder	2. the acquirer of the shares is involved in any activity which, directly or indirectly, competes with or is detrimental to the Company’s business; or

3. der Erwerber der Aktien nicht ausdrücklich erklärt, dass er die Aktien in seinem eigenen Namen und auf eigene Rechnung erwirbt.	3. the acquirer of the shares does not expressly declare that he acquires the shares in his own name and for his own account.

[5] Des Weiteren kann der Verwaltungsrat einen Antrag auf Aktienübertragung ohne Angabe von Gründen ablehnen, vorausgesetzt die Gesellschaft bietet dem Veräusserer an, die Aktien für eigene Rechnung, für Rechnung anderer Aktionäre oder für Rechnung Dritter zum wirklichen Wert im Zeitpunkt des Gesuchs um Zustimmung zur Übertragung zu übernehmen.	[5] In addition, the Board of Directors may reject a request for transfer of shares without indicating any reason, provided that the Company offers to acquire such shares from the seller at their intrinsic value at the time of the request for its own account, for the account of other shareholders or for the account of third parties.

[6] Sind die Aktien durch Erbgang, Erbteilung, eheliches Güterrecht oder Zwangsvollstreckung erworben worden, so kann der Verwaltungsrat das Gesuch um Zustimmung nur ablehnen, wenn die Gesellschaft dem Erwerber die Übernahme der Aktien zum wirklichen Wert anbietet.	[6] If shares have been acquired by way of inheritance, upon division of an estate, pursuant to the law governing matrimonial property or upon foreclosure, the Board of Directors may reject the request for approval only if the Company offers to acquire the shares from the acquirer at their intrinsic value.

[7] Der Verwaltungsrat kann nach Anhörung des Betroffenen dessen Eintragung im Aktienbuch mit Rückwirkung auf das Datum der Eintragung streichen, wenn diese durch falsche oder irreführende Angaben zustande gekommen ist. Der Betroffene muss über die Streichung sofort informiert werden.	[7] After hearing the party affected, the Board of Directors may cancel its registration in the share register with retroactive effect as of the date of registration if such registration was made based on false or misleading information. The party affected shall be promptly informed of the cancellation.

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	[8] Die Gesellschaft oder ein von ihr beauftragter Dritter führt in Übereinstimmung mit den diesbezüglichen gesetzlichen Bestimmungen ein Verzeichnis über die der Gesellschaft gemeldeten wirtschaftlich berechtigten Personen.		[8] The Company shall maintain, itself or through a third party, a register of the beneficial owners notified to the Company in accordance with applicable law.

	[9] Das Aktienbuch und das Verzeichnis über die der Gesellschaft gemeldeten wirtschaftlich berechtigten Personen sind so zu führen, dass in der Schweiz jederzeit darauf zugegriffen werden kann.		[9] The share register and the register of the beneficial owners notified to the Company shall be kept in such a manner that it can be accessed from within Switzerland at any time.

	[10] Die Belege, die einer Eintragung oder einer Meldung zugrunde liegen, sind während zehn Jahren nach der Streichung eines Eigentümers oder Nutzniessers aus dem Aktienbuch bzw. nach der Streichung einer Person aus dem Verzeichnis über die der Gesellschaft gemeldeten wirtschaftlich berechtigten Personen aufzubewahren.		[10] The supporting documents for the registration or notification shall be kept for a minimum of ten years after deletion of an owner or usufructuary from the share register or after deletion of a person from the register of the beneficial owners notified to the Company.

	[11] Der Verwaltungsrat sorgt dafür, dass das Aktienbuch, das Verzeichnis über die der Gesellschaft gemeldeten wirtschaftlich berechtigten Personen, die Geschäftsbücher sowie die diesen zugrunde liegenden Belege während mindestens zehn Jahren nach der Löschung der Gesellschaft und in Übereinstimmung mit den diesbezüglichen gesetzlichen Bestimmungen aufbewahrt werden.		[11] The Board of Directors ensures the safe-keeping of the share register, the register of the beneficial owners notified to the Company and the books and records as well as the corresponding supporting documents for a minimum of ten years after the deletion of the Company and in accordance with applicable law.

	Artikel 7		Article 7

Rechtsausübung	[1] Die Gesellschaft anerkennt nur einen Vertreter pro Aktie.	Exercise of Rights	[1] The Company shall only accept one representative per share.

	[2] Das Stimmrecht und die damit zusammenhängenden Rechte können der Gesellschaft gegenüber von einem Aktionär oder Nutzniesser jeweils nur in dem Umfang ausgeübt werden, wie dieser mit Stimmrecht im Aktienbuch eingetragen ist.		[2] The voting right and the rights associated therewith may be exercised vis-à-vis the Company by a shareholder or usufructuary only to the extent that such person is registered in the share register with voting rights.

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	Abschnitt 3 Organe		Section 3 Corporate Bodies

	A. Die Generalversammlung		A. The Shareholders’ Meeting

	Artikel 8		Article 8

Befugnisse der Generalversam mlung	[1] Die Generalversammlung ist das oberste Organ der Gesellschaft.	Powers of the Shareholders’ Meeting	[1] The Shareholders’ Meeting is the supreme corporate body of the Company.

	[2] Der Generalversammlung stehen folgende unübertragbare Befugnisse zu:		[2] It shall have the following inalienable powers:

	1. die Festsetzung und Änderung dieser Statuten;		1. the adoption and amendment of these articles of association;

	2. die Wahl und Abberufung der Mitglieder des Verwaltungsrates und der Revisionsstelle;		2. the election and dismissal of the members of the Board of Directors and the Auditors;

	3. sofern erforderlich, die Genehmigung des Lageberichts und der Konzernrechnung;		3. the approval of the annual management report and the consolidated financial statements, if applicable;

	4. die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinnes, insbesondere die Festsetzung der Dividende;		4. the approval of the annual financial statements as well as the resolution on the allocation of profit shown on the balance sheet, in particular the determination of dividends;

	5. die Festsetzung der Zwischendividende und die Genehmigung des dafür erforderlichen Zwischenabschlusses;		5. the determination of interim dividends and the approval of the interim financial statements required for this purpose;

	6. die Beschlussfassung über die Rückzahlung der gesetzlichen Kapitalreserve;		6. the resolution on the repayment of the statutory capital reserve;

	7. die Entlastung der Mitglieder des Verwaltungsrates und der mit der Geschäftsführung betrauten Personen; und		7. the discharge from liability of the members of the Board of Directors and the persons entrusted with management; and

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8.  die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder diese Statuten vorbehalten sind oder ihr, vorbehältlich Artikel 716a OR, durch den Verwaltungsrat vorgelegt werden.

8.  the adoption of resolutions on matters that are reserved to the Shareholders’ Meeting by law or these articles of association or that are, subject to article 716a CO, submitted to the Shareholders’ Meeting by the Board of Directors.

	Artikel 9		Article 9

Ordentliche und ausserordentli-che Generalversammlung	[1] Die ordentliche Generalversammlung findet jährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres der Gesellschaft statt.	Ordinary and Extraordinary Shareholders’ Meeting	[1] The Ordinary Shareholders’ Meeting shall be held each year within six months of the close of the financial year of the Company.

	[2] Ausserordentliche Generalversammlungen finden statt, sofern		[2] Extraordinary Shareholders’ Meetings shall be held if

	1. der Verwaltungsrat oder die Revisionsstelle es für angezeigt erachten;		1. the Board of Directors or the Auditors deem it necessary;

	2. es eine Generalversammlung beschliesst; oder		2. so resolved by a Shareholders’ Meeting; or

3.  Aktionäre, die alleine oder zusammen über mindestens 10 Prozent des Aktienkapitals oder der Stimmen verfügen, dies gemeinsam schriftlich unter Angabe des Verhandlungsgegenstandes und des Antrages, und bei Wahlen der Namen der vorgeschlagenen Kandidaten, verlangen.

3.  shareholders who hold, alone or together, shares representing at least 10 percent of the share capital or votes so request in writing, indicating the matters to be discussed and the corresponding proposals and, in case of elections, the names of the nominated candidates.

	Artikel 10		Article 10

Einberufung	[1] Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls die Revisionsstelle, mindestens 20 Kalendertage vor dem Versammlungstag einberufen. Das Einberufungsrecht steht auch den Liquidatoren und den Vertretern der Anleihensgläubiger zu.	Notice	[1] Notice of a Shareholders’ Meeting shall be given by the Board of Directors or, if necessary, by the Auditors, at least 20 calendar days prior to the date of the meeting. Liquidators and representatives of bondholders are also entitled to call a Shareholders’ Meeting.

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	[2] Die Einberufung zur Generalversammlung erfolgt durch Mitteilung gemäss Artikel 27 dieser Statuten.		[2] Notice of the Shareholders’ Meeting shall be given by way of notice pursuant to Article 27 of these articles of association.

	[3] Mindestens 20 Kalendertage vor der ordentlichen Generalversammlung sind den Aktionären der Geschäftsbericht und der oder die Revisionsberichte zugänglich zu machen.		[3] The annual report and the Auditors’ report(s) shall be made available to the shareholders at least 20 calendar days prior to the Ordinary Shareholders’ Meeting.

	[4] In der Einberufung sind bekanntzugeben:		[4] The notice shall include:

	1. Datum, Beginn, Art und Ort der Generalversammlung;		1. date, beginning, mode and venue of the Shareholders’ Meeting;

	2. die Verhandlungsgegenstände und die Anträge des Verwaltungsrates; und		2. the agenda and the proposals of the Board of Directors; and

	3. gegebenenfalls die Anträge der Aktionäre samt kurzer Begründung.		3. proposals of the shareholders, if any, together with a brief statement of the reasons.

	Artikel 11		Article 11

Traktandierung	[1] Aktionäre, die allein oder zusammen über mindestens 5 Prozent des Aktienkapitals oder der Stimmen verfügen, können die Traktandierung eines Verhandlungsgegenstandes oder die Aufnahme eines Antrages zu einem Verhandlungsgegenstand in die Einberufung der Generalversammlung verlangen. Ein solches Gesuch muss der Gesellschaft mindestens 45 Kalendertage vor der Versammlung schriftlich unter Angabe des Verhandlungsgegenstandes und des Antrags oder der Anträge zugehen.	Agenda	[1] Shareholders who, alone or together, hold at least 5 percent of the share capital or the votes may request that an item be included on the agenda or that a proposal relating to an agenda item be included in the notice convening the Shareholders’ Meeting. Such a request must be received by the Company in writing at least 45 calendar days prior to the Shareholders’ Meeting, specifying the agenda item and the proposal or proposals.

[2] Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen kann die Generalversammlung unter Vorbehalt von Artikel 12 dieser Statuten keine Beschlüsse fassen; ausgenommen sind hiervon jedoch an einer Generalversammlung gestellte Anträge auf Einberufung einer ausserordentlichen Generalversammlung, auf Durchfüh-

rung einer Sonderuntersuchung und auf Wahl einer Revisionsstelle infolge eines solchen Begehrens eines Aktionärs.

[2] Subject to Article 12 of these articles of association, no resolutions may be passed at a Shareholders’ Meeting on proposals concerning agenda items for which proper notice was not given; this provision shall not apply, however, to proposals made during a Shareholders’ Meeting to convene an Extraordinary Shareholders’ Meeting, to initiate a special investigation or and on the election of an auditor as a result of such a request by a shareholder.

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	[3] Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung bedarf es keiner vorgängigen Ankündigung.		[3] No prior notice is required to bring proposals related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

	Artikel 12		Article 12

Universalversammlung und Zustimmung zu einem Antrag	[1] Die Eigentümer oder Vertreter sämtlicher Aktien können, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der für die Einberufung geltenden Vorschriften abhalten. In dieser Versammlung kann über alle in den Geschäftskreis der Generalversammlung fallenden Gegenstände gültig verhandelt und Beschluss gefasst werden, solange die Eigentümer oder Vertreter sämtlicher Aktien daran teilnehmen.	Meeting of All Shareholders and Approval of a Request	[1] Shareholders or their proxies representing all shares issued may hold a Shareholders’ Meeting without observing the formalities required for convening such a meeting, unless objection is raised. At such a meeting, discussions may be held and resolutions passed on all matters within the scope of the powers of a Shareholders’ Meeting for so long as the shareholders or proxies representing all shares issued are present.

	[2] Eine Generalversammlung kann ebenfalls ohne Einhaltung der für die Einberufung geltenden Vorschriften abgehalten werden, wenn die Beschlüsse der Versammlung auf schriftlichem Weg oder in elektronischer Form, die den Nachweis durch Text ermöglicht (einschliesslich im Wege eines Zirkularverfahrens), erfolgen, ausser ein Aktionär oder dessen Vertreter verlangt innerhalb von 5 Kalendertagen nach Erhalt des Beschlussantrags oder der Beschlussanträge des Verwaltungsrats die mündliche Beratung; in diesem Fall sind die für die Einberufung geltenden Vorschriften nicht einzuhalten, und im Fall der Beschlussfassung in elektronischer Form ist keine Unterschrift erforderlich.		[2] A Shareholders’ Meeting may also be held without complying with the rules applicable to the convening of meetings the resolutions of the meeting be passed in writing or in electronic form allowing proof by text (including by way of a circular proceeding), unless a shareholder or such shareholder’s representative requests oral deliberation within 5 calendar days after receipt of the proposal(s) of the Board of Directors; in this case, the provisions applicable to the convening of the meeting need not be observed, and in case of resolutions in electronic form, no signature is required. If a shareholder does not respond to the proposal(s) of the board of directors, this shall be deemed to be a waiver of the right to request oral

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	Soweit ein Aktionär auf den Beschlussantrag oder die Beschlussanträge des Verwaltungsrats nicht innert Frist reagiert, so gilt dies als Verzicht auf die Geltendmachung mündlicher Beratung und es gelten die vom betreffenden Aktionär gehaltenen Aktienstimmen für die Zwecke der Versammlung als nicht vertreten. Die Fristen betreffend die Einleitung und den Abschluss des Zirkularverfahrens werden vom Verwaltungsrat im Einzelfall festgelegt, jedoch darf die Frist zwischen Einleitung und Abschluss des Zirkularverfahrens nicht weniger als 10 Kalendertage betragen.		deliberation and the voting rights held by such shareholder shall be deemed not to be represented for the purposes of the meeting. The time limits for initiating and completing the circular procedure shall be determined by the board of directors on a case-by-case basis, but the period between the initiation and the completion of the circular procedure shall not be less than 10 calendar days.

	Artikel 13		Article 13

Tagungsort	[1] Der Verwaltungsrat bestimmt den Tagungsort der Generalversammlung, welche in der Schweiz oder im Ausland durchgeführt werden kann.	Venue	[1] The Board of Directors shall determine the venue of the Shareholders’ Meeting, which may be held in Switzerland or abroad.

	[2] Der Verwaltungsrat kann bestimmen, dass die Generalversammlung an verschiedenen Orten gleichzeitig durchgeführt wird, sofern die Voten der Teilnehmer unmittelbar in Bild und Ton an sämtliche Tagungsorte übertragen werden und dass die Aktionäre, die nicht am Tagungsort (oder an einem der Tagungsorte) der Generalversammlung anwesend sind, ihre Rechte auf elektronischem Weg ausüben können.		[2] The Board of Directors can determine that the Shareholders’ Meeting be held simultaneously at different locations, provided that the contributions of the participants are transmitted directly in video and audio to all venues and that shareholders, who are not present at the venue (or one of the venues) of the Shareholders’ Meeting may exercise their rights by electronic means.

	[3] Alternativ kann der Verwaltungsrat vorsehen, dass die Generalversammlung auf elektronischem Weg ohne Tagungsort durchgeführt wird. Auf die Bezeichnung eines unabhängigen Stimmrechtsvertreters kann verzichtet werden.		[3] Alternatively, the Board of Directors may also provide that the Shareholders’ Meeting will be held by electronic means without a venue. The designation of an independent voting rights representative may be renounced.

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	Artikel 14		Article 14

Vorsitz der Generalversammlung, Stimmenzähler, Protokoll	[1] Der Präsident des Verwaltungsrates führt den Vorsitz in der Generalversammlung. Bei seiner Abwesenheit führt der Vizepräsident des Verwaltungsrates, ein anderes Mitglied oder eine vom Verwaltungsrat bezeichnete Person den Vorsitz. Steht kein Mitglied des Verwaltungsrates zur Verfügung und hat der Verwaltungsrat keinen Vertreter bezeichnet, so wird der Vorsitzende von der Generalversammlung gewählt.	Chairperson, Vote Counters, Minutes	[1] The Chairperson of the Board of Directors shall chair the Shareholders’ Meeting. In his absence, the Vice-Chairperson of the Board of Directors, another member or a person designated by the Board of Directors shall chair the Shareholders’ Meeting. If no member of the Board of Directors is available and no other person has been designated by the Board of Directors, the acting chair shall be elected by the Shareholders’ Meeting.

	[2] Der Vorsitzende der Generalversammlung hat sämtliche Leitungsbefugnisse, die für die ordnungsgemässe Durchführung der Generalversammlung nötig und angemessen sind.		[2] The acting chair of the Shareholders’ Meeting shall have all powers and authority necessary and appropriate for the orderly conduct of the Shareholders’ Meeting.

	[3] Der Vorsitzende der Generalversammlung bezeichnet einen Protokollführer und den oder die Stimmenzähler, die alle nicht Aktionäre sein müssen. Das Protokoll ist vom Vorsitzenden und vom Protokollführer zu unterzeichnen.		[3] The acting chair of the Shareholders’ Meeting shall appoint the minute keeper and the vote counter(s), none of whom need be shareholders. The minutes shall be signed by the acting chair and the minute keeper.

	[4] Jeder Aktionär kann verlangen, dass ihm das Protokoll innerhalb von 30 Kalendertagen nach der Generalversammlung zugänglich gemacht wird.		[4] Each shareholder may request that the minutes be made available to him within 30 calendar days after the Shareholders’ Meeting.

	Artikel 15		Article 15

Stimmrecht, Vertretung	[1] Jede Aktie berechtigt zu einer Stimme. Das Stimmrecht untersteht den Bedingungen von Artikel 6 und 7 dieser Statuten.	Voting Rights, Representation	[1] Each share shall convey the right to one vote. The voting rights are subject to the conditions of Articles 6 and 7 of these articles of association.

	[2] Ein Aktionär kann sich an der Generalversammlung durch seinen gesetzlichen Vertreter oder mittels Vollmacht in einer Form, die den Nachweis durch Text ermöglicht, durch einen anderen Bevollmächtigten, der nicht Aktionär zu sein braucht, vertreten lassen.		[2] A shareholder may be represented at the Shareholders’ Meeting by its legal representative or, by means of a proxy in a form that allows proof by text by any other authorized representative who need not be a shareholder.

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	[3] Der Verwaltungsrat kann Verfahrensvorschriften über die Teilnahme und Vertretung an der Generalversammlung erlassen und die Anforderungen an Vollmachten und Weisungen regeln.		[3] The Board of Directors has the right to issue the rules regarding the participation in and representation at the Shareholders’ Meeting and to determine the requirements as to proxies and instructions.

	[4] Alle von einem Aktionär gehaltenen Aktien können nur von einer Person vertreten werden.		[4] All shares held by a shareholder may only be represented by one person.

	Artikel 16		Article 16

Beschlüsse, Wahlen	[1] Die Generalversammlung beschliesst und wählt mit der Mehrheit der vertretenen Aktienstimmen, soweit es das Gesetz oder diese Statuten nicht anders bestimmen. Der Vorsitzende der Generalversammlung hat keinen Stichentscheid.	Resolutions, Elections	[1] The Shareholders’ Meeting shall pass its resolutions and decide its elections by the majority of the votes represented allocated to the shares, unless required otherwise by law or these articles of association. In the event of a tie, the acting chair of the Shareholders’ Meeting shall have no casting vote.

	[2] Ein Beschluss der Generalversammlung, der mindestens die gesetzlich erforderliche Mehrheit sowie die Mehrheit der Stimmen aller ausgegebenen Vorzugsaktien B und Vorzugsaktien A auf sich vereinigt, ist erforderlich für:		[2] A resolution by the Shareholders’ Meeting, which is passed by at least the majority required by statutory law and the majority of the votes of all issued Series B Preferred Shares and Series A Preferred Shares, is required for:

	1. die Änderung des Gesellschaftszwecks;		1. the amendment of the business purpose of the Company;

2. jede Änderung oder Aufhebung von statutarischen Vorrechten, die mit den Vorzugsaktien B, den Vorzugsaktien A oder den Vorzugsaktien A Junior verbunden sind;

2.  any change or cancellation of the preferential rights attached to the Series B Preferred Shares, the Series A Preferred Shares or the Series A Junior Preferred Shares as set forth in these articles of association;

3.  die Ausgabe von Vorzugsaktien oder die Umwandlung von bestehenden Aktien in Vorzugsaktien, denen dieselben Vorrechte wie oder höherrangige Vorrechte gegenüber den Vorzugsaktien B oder den Vorzugsaktien A eingeräumt werden;

3.  the issuance of preferred shares or the conversion of existing shares into preferred shares having preferential rights pari passu or senior to the Series B Preferred Shares or the Series A Preferred Shares;

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4.  die Festsetzung einer Dividende oder Zwischendividende, die Rückzahlung der gesetzlichen Kapitalreserve oder die Ausschüttung aus anderen Reserven, mit Ausnahme einer Vorzugsdividende gemäss Artikel 4a Abs. 1 lit. (a) dieser Statuten;

4.  the determination of a dividend or interim dividend, the repayment of the statutory capital reserve or any distribution from other reserves, other than a preferred dividend pursuant to Article 4a para. 1 lit. (a) of these articles of association;

5. jede Änderung von Artikel 17 dieser Statuten;	5. any amendment of Article 17 of these articles of association;

6. eine Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder durch Verrechnung mit einer Forderung und die Gewährung von besonderen Vorteilen;	6. a capital increase through the conversion of equity surplus, against contributions in kind or by set-off against a claim and the granting of special privileges;

7. die Einführung oder Erhöhung eines bedingten Kapitals oder eines Kapitalbands;	7. the introduction or increase of conditional share capital or of a capital range;

8. die Einschränkung oder Aufhebung des Bezugsrechts;	8. the limitation or withdrawal of subscription rights;

9. die Beschränkung der Übertragbarkeit von Namenaktien und die Aufhebung einer solchen Beschränkung;	9. the restriction of the transferability of registered shares and the cancellation of such a restriction;

10. die Einführung von Stimmrechtsaktien;	10. the introduction of shares with privileged voting rights;

11. den Wechsel der Währung des Aktienkapitals;	11. the change of currency of the share capital;

12. der Verkauf oder die Übertragung aller oder im Wesentlichen aller Vermögenswerte der Gesellschaft;	12. the sale, transfer or other disposal of all or substantially all of the assets of the Company;

13. jede Fusion oder Spaltung der Gesellschaft (ausser im Rahmen einer konzerninternen Reorganisation)	13. any merger or demerger of the Company (other than as part of an intragroup reorganization);

14. die Wahl und Abberufung der Revisionsstelle;	14. the election and dismissal of the Auditors;

15. die Verlegung des Sitzes der Gesellschaft; und	15. the relocation of the place of incorporation of the Company; and

16. die Liquidation oder Auflösung der Gesellschaft.	16. the liquidation or dissolution of the Company.

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	[3] Der Vorsitzende der Generalversammlung bestimmt, ob Abstimmungen und Wahlen offen, schriftlich oder elektronisch erfolgen.		[3] The acting chair of the Shareholders’ Meeting shall determine whether resolutions and elections are to be taken by open ballot, in writing or electronically.

[4] Der Vorsitzende kann eine Abstimmung oder Wahl jederzeit wiederholen lassen, sofern nach seiner Meinung Zweifel am Abstimmungsergebnis bestehen; in diesem Fall gilt die vorausgegangene Abstimmung oder Wahl als nicht geschehen.

[4] The acting chair may at any time order that a resolution or election be repeated if he considers the vote to be in doubt; the resolution or election previously held shall then be deemed not to have taken place.

	B. Der Verwaltungsrat		B. The Board of Directors

	Artikel 17		Article 17

Anzahl Mitglieder des Verwaltungsrats	Der Verwaltungsrat besteht aus einem oder mehreren Mitgliedern.	Number of Members of the Board of Directors	The Board of Directors shall consist of one or more members.

	Artikel 18		Article 18

Wahl und Amtsdauer	Die Generalversammlung wählt die Mitglieder des Verwaltungsrates für eine Amtsdauer von zwei Jahren, aber nicht länger als bis zum Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist möglich.	Election and Term of Office	The Shareholders’ Meeting shall elect the members of the Board of Directors for a term of office of two years, but not longer than until the completion of the next Ordinary Shareholders’ Meeting. Re-election is possible.

	Artikel 19		Article 19

Organisation	[1] Der Verwaltungsrat konstituiert sich selbst. Er bezeichnet aus seiner Mitte einen Präsidenten und kann nach Bedarf unter anderem einen oder mehrere Vizepräsidenten und Delegierte wählen oder einen Sekretär bezeichnen, der nicht Mitglied des Verwaltungsrates sein muss.	Organization	[1] The Board of Directors shall constitute itself. It shall appoint from among its members a Chairperson and may, if necessary, appoint one or several Vice-Chairperson and the delegate or a secretary who need not be a member of the Board of Directors.

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	[2] Der Verwaltungsrat kann im Übrigen und vorbehältlich Artikel 22 dieser Statuten seine Organisation und Beschlussfassung durch ein Organisationsreglement ordnen.		[2] Subject to Article 22 of these articles of association, the Board of Directors may regulate its organization and the adoption of resolutions in organizational regulations.

	Artikel 20		Article 20

Ersatz der Auslagen, Schadloshaltung	[1] Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz sämtlicher ihrer im Interesse der Gesellschaft aufgewendeten Auslagen.	Reimbursement of Expenses, Indemnification	[1] The members of the Board of Directors shall be entitled to the reimbursement of all expenses incurred in the interest of the Company.

	[2] Soweit nicht von einer Versicherungsdeckung erfasst oder durch Dritte bezahlt, hält die Gesellschaft soweit gesetzlich zulässig, aktuelle und ehemalige Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Konkurs- oder Nachlassmassen aus Gesellschaftsmitteln für Schäden, Verluste, Kosten, Gebühren und Aufwendungen aus drohenden, hängigen oder abgeschlossenen Klagen, Verfahren oder Untersuchungen zivil-, straf- oder verwaltungsrechtlicher oder anderer Natur schadlos, welche ihnen oder ihren Erben, Konkurs- oder Nachlassmassen entstehen aufgrund von tatsächlichen oder behaupteten Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Pflichten oder behaupteten Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung oder aufgrund der Tatsache, dass sie Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft sind oder waren, oder während ihrer Tätigkeit als Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft Mitglied des Verwaltungsrates oder der Geschäftsleitung, Arbeitnehmer oder Agent einer der Konzerngesellschaften der Gesellschaft sind oder waren oder auf Aufforderung		[2] To the extent not included in insurance coverage or paid by third parties, the Company shall indemnify and hold harmless, to the extent permitted by law, the existing and former members of the Board of Directors and the Executive Committee, and their heirs, executors and administrators, out of the assets of the Company from and against all threatened, pending or completed actions, suits or proceedings – whether civil, criminal, administrative or investigative – and all losses, damages, charges, costs and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any actual or alleged acts, consents or omissions in connection with the execution of their statutory duty or alleged statutory duty as a member of the Board of Directors or the Executive Committee, or by reason of the fact that he or she is or was a member of the Board of Directors or the Executive Committee of the Company, or while serving as a member of the Board of Directors or the Executive Committee of the Company is or was serving as a member of the Board of Directors or the Executive Committee, employee or agent of any of the Company’s group companies or at the request of the Company as a member of the Board of Directors or the

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	der Gesellschaft Mitglied des Verwaltungsrates oder der Geschäftsleitung, Arbeitnehmer oder Agent eines anderen Unternehmens, einer anderen Gesellschaft, einer nicht-rechtsfähigen Personengesellschaft oder eines Trusts sind oder waren. Diese Pflicht zur Schadloshaltung besteht nicht, soweit in einem endgültigen, nicht weiterziehbaren Entscheid eines zuständigen Gerichts bzw. einer zuständigen Verwaltungsbehörde entschieden worden ist, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.		Executive Committee, employee or agent or another corporation, partnership, joint venture, trust or other enterprise; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a member of the Board of Directors or Executive Committee.

[3] Ohne den vorangehenden Absatz 2 dieses Artikels 20 einzuschränken, bevorschusst die Gesellschaft aktuellen oder ehemaligen Mitgliedern des Verwaltungsrates und der Geschäftsleitung Gerichts- und Anwaltskosten, soweit diese nicht von einer Versicherungsdeckung erfasst oder durch Dritte bevorschusst werden. Die Gesellschaft kann solche Vorschüsse zurückfordern, wenn ein zuständiges Gericht oder eine zuständige Verwaltungsbehörde in einem endgültigen, nicht weiterziehbaren Urteil bzw. Entscheid zum Schluss kommt, dass eine der genannten Personen ihre Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung absichtlich oder grobfahrlässig verletzt hat.

[3] Without limiting the foregoing paragraph 2 of this Article 20, to the extent not included in insurance coverage or advanced by third parties, the Company shall advance court costs and attorney’s fees to the existing and former members of the Board of Directors and Executive Committee. The Company may however recover such advanced costs if any of said persons is found, in a final judgement or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a member of the Board of Directors or the Executive Committee.

	Artikel 21		Article 21

Einberufung, Beschlussfassung, Protokoll	[1] Sitzungen des Verwaltungsrates werden vom Präsidenten oder im Falle seiner Verhinderung vom Vizepräsidenten oder einem anderen Mitglied des Verwaltungsrates einberufen, so oft dies als notwendig erscheint oder wenn ein Mitglied es schriftlich oder per E-Mail oder einer anderen Art der elektronischen Übermittlung unter Angabe der Gründe verlangt.	Convening of Meetings, Resolutions, Minutes	[1] The Board of Directors shall meet at the invitation of its Chairperson or, failing him, of the Vice-Chairperson or of another member of the Board of Directors as often as the business of the Company shall require or if a member requests it in writing or via e-mail or another form of electronic communication, indicating the reasons.

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[2] Sofern ein vom Verwaltungsrat erlassenes Organisationsreglement nichts anderes festlegt, ist zur Beschlussfähigkeit des Verwaltungsrates die Anwesenheit der Mehrheit seiner Mitglieder erforderlich. Kein Präsenzquorum ist erforderlich für die Anpassungs- und Feststellungsbeschlüsse des Verwaltungsrates im Zusammenhang mit Kapitalveränderungen (einschliesslich Streichung eines Kapitalbands oder von bedingtem Kapital) oder einem Wechsel der Währung des Aktienkapitals.	[2] Unless the organizational regulations adopted by the Board of Directors provide otherwise, the Board of Directors shall only have quorum if the majority of the members of the Board of Directors is present. No attendance quorum shall be required for resolutions of the Board of Directors on adjustments and ascertainments in connection with capital changes (including deletion of a capital range or conditional capital) or a change in the currency of the share capital.

[3] Sofern ein vom Verwaltungsrat erlassenes Organisationsreglement nichts anderes festlegt, fasst der Verwaltungsrat seine Beschlüsse mit der Mehrheit der abgegebenen Stimmen. Bei Stimmengleichheit hat der Vorsitzende keinen Stichentscheid.	[3] Unless the organizational regulations adopted by the Board of Directors provide otherwise, the Board of Directors shall adopt its resolutions by a majority of votes cast. In the case of a tie, the acting chair shall have no casting vote.

[4] Die Beschlüsse sind in einem Protokoll festzuhalten, das vom Vorsitzenden und dem Protokollführer zu unterzeichnen ist.	[4] The decisions of the Board of Directors shall be recorded in minutes to be signed by the acting chair and the minute keeper.

[5] Der Verwaltungsrat kann seine Beschlüsse fassen:	[5] The Board of Directors may pass its resolutions and elect:

1. an einer Sitzung mit Tagungsort;	1. at a meeting held physically;

2. unter Verwendung elektronischer Mittel; oder	2. at a meeting held by electronic means; or

3.  auf schriftlichem Weg auf Papier oder in elektronischer Form, sofern nicht ein Mitglied die mündliche Beratung verlangt. Im Fall der Beschlussfassung auf elektronischem Weg ist keine Unterschrift erforderlich; vorbehalten bleibt eine anderslautende, schriftliche Festlegung des Verwaltungsrates.

3.  in writing or electronically, unless a member requests oral deliberation. In the event of resolutions being passed by electronic means, no signature shall be required, subject to any written regulation to the contrary by the Board of Directors.

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	Artikel 22		Article 22

Befugnisse des Verwaltungsrats	[1] Der Verwaltungsrat kann in allen Angelegenheiten Beschluss fassen, die nicht nach Gesetz, diesen Statuten oder einem Reglement einem anderen Organ der Gesellschaft übertragen sind.	Powers of the Board of Directors	[1] The Board of Directors may pass resolutions with respect to all matters which are not delegated to another corporate body of the Company by law, by these articles of association or by regulations.

	[2] Er hat folgende unübertragbare und unentziehbare Aufgaben:		[2] It shall have the following non-transferable and inalienable duties:

	1. die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;		1. the ultimate management of the Company and the issuance of necessary instructions;

	2. die Festlegung der Organisation der Gesellschaft;		2. the determination of the organization of the Company;

	3. die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung, sofern diese für die Führung der Gesellschaft notwendig ist;		3. the structuring of the accounting system, of the financial controls and of the financial planning, if necessary for the management of the Company;

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4. die Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung der Gesellschaft betrauten Personen, sowie die Regelung deren Zeichnungsberechtigung;	4. the appointment and dismissal of the persons entrusted with management and representation of the Company, and issuance of rules on the signature authority;

5. die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, dieser Statuten, der Reglemente und Weisungen;	5. the ultimate supervision of the persons entrusted with management, in particular in view of compliance with the law, these articles of association, regulations and directives;

6. die Erstellung des Geschäftsberichtes sowie gegebenenfalls anderer gesetzlich vorgeschriebener Berichte;	6. the preparation of the annual report and, if applicable, other reports as required by law, if any;

7. die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;	7. the preparation of the Shareholders’ Meeting and the implementation of its resolutions;

8.  die Beschlussfassung über die Veränderung des Aktienkapitals und den Wechsel der Währung, soweit diese in der Kompetenz des Verwaltungsrates liegt, sowie die Beschlussfassung über die Feststellung von Kapitalveränderungen, die Erstellung des Kapitalerhöhungsberichts und die Vornahme der entsprechenden Statutenänderungen (einschliesslich Löschungen);

8.  the adoption of resolutions on the change of the share capital or the currency of the share capital to the extent that such power is vested in the Board of Directors, the ascertainment of capital changes, the preparation of the report on the capital increase, and the respective amendments of the articles of association (including deletions);

9. die gemäss Fusionsgesetz unübertragbaren und unentziehbaren Aufgaben und Befugnisse des Verwaltungsrats;	9. the non-transferable and inalienable duties and powers of the Board of Directors pursuant to the Swiss Merger Act;

10. die Einreichung eines Gesuchs um Nachlassstundung und die Benachrichtigung des Gerichts im Falle der Überschuldung; und	10. the submission of a petition for debt-restructuring moratorium and the notification of the court in case of over-indebtedness; and

11. andere durch Gesetz oder diese Statuten dem Verwaltungsrat vorbehaltene Aufgaben und Befugnisse.	11. other powers and duties reserved to the Board of Directors by law or these articles of association.

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	[3] Im Übrigen kann der Verwaltungsrat die Geschäftsführung sowie die Vertretung der Gesellschaft im Rahmen dieser Statuten und der gesetzlichen Bestimmungen durch Erlass eines Organisationsreglements oder durch einen Beschluss ganz oder teilweise an einzelne oder mehrere seiner Mitglieder oder an Dritte übertragen.		[3] In all other respects, the Board of Directors may delegate in whole or in part the management and the representation of the Company within the framework set forth by these articles of association and the law to one or several of its members or to third parties by establishing organizational regulations or by adopting a resolution.

	C.DieRevisionsstelle		C.TheAuditors

	Artikel 23		Article 23

Revisionsstelle und Revision	[1] Die Generalversammlung wählt die Revisionsstelle für eine Amtsdauer bis zum Abschluss der nächsten ordentlichen Generalversammlung. Ihre Amtszeit endet mit der Genehmigung der Jahresrechnung für das betreffende Geschäftsjahr durch die Generalversammlung. Wiederwahl ist möglich.	Auditors and Audit	[1] The Shareholders’ Meeting shall elect the Auditors for a term of office until the completion of the next Ordinary Shareholders’ Meeting. Their term of office ends with the approval of the annual financial statements of the respective financial year by the Shareholders’ Meeting. Re-election is possible.

	[2] Der Revisionsstelle obliegen die ihr vom Gesetz zugewiesenen Befugnisse und Pflichten.		[2] The Auditors shall have the powers and duties vested in them by law.

	[3] Der Verwaltungsrat kann die Revisionsstelle jederzeit beauftragen, besondere Abklärungen, insbesondere Zwischenrevisionen, durchzuführen und darüber Bericht zu erstatten.		[3] The Board of Directors may mandate the Auditors at any time to perform special investigations, in particular interim audits, and to prepare a report on their findings.

	[4] Die Generalversammlung kann auf die Wahl einer Revisionsstelle verzichten, wenn:		[4] The Shareholders’ Meeting may abstain from the election of Auditors if:

	1. die Gesellschaft nicht zur ordentlichen Revision verpflichtet ist;		1. the Company is not obliged to have an ordinary audit performed;

	2. sämtliche Aktionäre zustimmen; und		2. all shareholders agree; and

	3. die Gesellschaft nicht mehr als zehn Vollzeitstellen im Jahresdurchschnitt hat.		3. the Company does not have more than ten full-time employment positions on an annual average.

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[5] Ein solcher Verzicht gilt auch für die nachfolgenden Jahre. Jeder Aktionär hat jedoch das Recht, spätestens zehn Kalendertage vor der Generalversammlung eine eingeschränkte Revision zu verlangen. In diesem Fall muss die Generalversammlung eine Revisionsstelle wählen und darf Beschlüsse gemäss Artikel 8 Abs. 2 Ziff. 3 - 6 dieser Statuten erst fassen, wenn der Revisionsbericht vorliegt.

[5] Such waiver is also valid for the subsequent years. However, each shareholder has the right to request a limited audit no later than ten calendar days prior to the Shareholders’ Meeting. In such a case, the Shareholders’ Meeting shall elect Auditors and must not take resolution pursuant to Article 8 para. 2 no. 3 - 6 of these articles of association before the Auditors’ report has been submitted.

	Abschnitt 4 Geschäftsjahr, Gewinnverteilung		Section 4 Financial Year, Profit Allocation

	Artikel 24		Article 24

Geschäftsjahr	Das Geschäftsjahr der Gesellschaft wird vom Verwaltungsrat festgesetzt.	Financial Year	The Company’s financial year shall be determined by the Board of Directors.

	Artikel 25		Article 25

Verteilung des Bilanzgewinns, Reserven	[1] Über den Bilanzgewinn verfügt die Generalversammlung im Rahmen der gesetzlichen und statutarischen Vorschriften. Der Verwaltungsrat unterbreitet ihr seine Anträge.	Allocation of Profit Shown on the Balance Sheet, Reserves	[1] The Shareholders’ Meeting shall resolve on the allocation of the profit as shown on the balance sheet in accordance with applicable law and the provisions set forth in these articles of association. The Board of Directors shall submit its proposals to the Shareholders’ Meeting.

	[2] Neben den gesetzlich vorgegebenen Reserven kann die Generalversammlung im Rahmen der gesetzlichen Vorgaben weitere Reserven schaffen.		[2] In addition to the reserves required by law, and subject to applicable law, the Shareholders’ Meeting may create other reserves.

	[3] Dividenden, welche nicht innerhalb von fünf Jahren nach Fälligkeit bezogen wurden, fallen an die Gesellschaft und werden der gesetzlichen Gewinnreserve zugeteilt.		[3] Dividends that have not been collected within five years after their due date shall enure to the Company and be allocated to the statutory profit reserves.

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	Abschnitt 5 Auflösung, Liquidation		Section 5 Dissolution, Liquidation

	Artikel 26		Article 26

Auflösung, Liquidation	[1] Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.	Dissolution, Liquidation	[1] The Shareholders’ Meeting may at any time resolve to dissolve and liquidate the Company in accordance with the law and the provisions set forth in these articles of association.

	[2] Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.		[2] The liquidation shall be effected by the Board of Directors, unless the Shareholders’ Meeting appoints other persons as liquidators.

	[3] Die Liquidation der Gesellschaft erfolgt nach Massgabe der gesetzlichen Vorschriften. Die Liquidatoren sind ermächtigt, Aktiven (Grundstücke eingeschlossen) freihändig zu verkaufen.		[3] The liquidation of the Company shall be effected pursuant to applicable law. The liquidators shall be entitled to sell assets (real estate included) in private transactions.

	[4] Nach erfolgter Tilgung der Schulden der Gesellschaft wird das Vermögen unter den Aktionären unter Beachtung der in diesen Statuten festgelegten Vorrechte verteilt.		[4] Upon discharge of all liabilities of the Company, the assets shall be distributed to the shareholders in accordance with the preferential rights set forth in these articles of association.

	Abschnitt 6 Publikationsorgan, Mitteilungen		Section 6 Means of Publication, Communications

	Artikel 27		Article 27

Publikationsorgan, Mitteilungen	[1] Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt.	Means of publication, Communications	[1] The official means of publication of the Company shall be the Swiss Official Gazette of Commerce.

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	[2] Der Verwaltungsrat kann im Einzelfall weitere Publikationsorgane bezeichnen.		[2] In particular cases, the Board of Directors may specify additional means of publication.

	[3] Mitteilungen der Gesellschaft an die Aktionäre können nach Wahl des Verwaltungsrates gültig durch Publikation im Schweizerischen Handelsamtsblatt oder in einer Form, die den Nachweis durch Text ermöglicht, erfolgen.		[3] Notices by the Company to the shareholders may, at the election of the Board of Directors, be validly given by publication in the Swiss Official Gazette of Commerce or in a form that allows proof by text.

	Abschnitt 7 Schiedsgericht		Section 7 Arbitration

	Artikel 28		Article 28

Schiedsgericht	[1] Alle gesellschaftsrechtlichen Streitigkeiten, unter Ausschluss von Angelegenheiten, die dem summarischen Verfahren nach Artikel 250 lit. c der Schweizerischen Zivilprozessordnung unterliegen und unter Ausschluss von Klagen auf Kraftloserklärung der restlichen Beteiligungspapiere nach dem Bundesgesetz über dieFinanzmarktinfrastrukturen und das Marktverhalten im Effekten- und Derivatehandel, sind durch ein Schiedsverfahren gemäss der Internationalen Schweizerischen Schiedsordnung des Swiss Arbitration Centre zu entscheiden. Es gilt die zur Zeit der Einreichung der Einleitungsanzeige in Kraft stehende Fassung der Schiedsordnung.	Arbitration	[1] Any corporate law dispute, excluding matters subject to the summary proceedings pursuant to article 250(c) of the Swiss Civil Procedure Code and excluding actions for cancellation of outstanding equity shares according to the Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre in force on the date on which the Notice of Arbitration is submitted in accordance with those Rules.

	[2] Der Sitz des Schiedsverfahrens ist in Zürich, Schweiz.		[2] The seat of the arbitration shall be in Zurich, Switzerland.

	[3] Die Sprache des Schiedsverfahrens ist Englisch.		[3] The arbitration proceedings shall be conducted in English.

	[4] Das Schiedsgericht soll aus drei Mitgliedern bestehen.		[4] The number of arbitrators shall be three.

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	[5] Aktionäre, Organe der Gesellschaft und Mitglieder der Organe sind verpflichtet, Klagen, die Streitigkeiten betreffen, die von dieser Schiedsklausel erfasst sind, vor dem Schiedsgericht zu erheben, und bei Klagen, die gegen sie vor einem staatlichen Gericht erhoben werden und Streitigkeiten betreffen, die von dieser Schiedsklausel erfasst sind, die Schiedseinrede zu erheben.		[5] Shareholders, corporate bodies of the Company and members of the corporate bodies shall submit all disputes falling under the present arbitration clause to arbitration and shall object to the jurisdiction of the state courts over such disputes to the extent that any actions relating to such disputes are initiated before them.

	Abschnitt 8 Verbindliche Fassung		Section 8 Authoritative Language

	Artikel 29		Article 29

Verbindliche Fassung	Falls sich zwischen der deutschen und der englischen Fassung dieser Statuten Differenzen ergeben, hat die deutsche Fassung Vorrang.	Authoritative Language	In the event of discrepancies between the German and the English version of these articles of association, the German version shall prevail.

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	Abschnitt 9 Qualifizierte Tatbestände		Section 9 Qualified Facts

	Artikel 30		Article 30

Sacheinlage	Die Gesellschaft übernimmt bei der ordentlichen Kapitalerhöhung vom 9. März 2026 gemäss dem Sacheinlagevertrag vom 4. März 2026 von Luca Santarelli 6’214’738 voll liberierte Namenaktien der LE2025 Therapeutics AG, in Basel (LE2025-Aktien), von Scott Applebaum 1’261’754 LE2025-Aktien, von Claudia D’Augusta 1’261’754 LE2025-Aktien und von Kevin Harris 1’261’754 LE2025-Aktien (somit insgesamt 10’000’000 LE2025-Aktien) (die Sacheinlage) zu einem Wert von insgesamt CHF 33’994.66. Als Gegenleistung für die Sacheinlage gibt die Gesellschaft an Luca Santarelli 2’114’158 voll liberierte Namenaktien mit einem Nennwert von je CHF 0.01 (Stammaktien), an Scott Applebaum 428’436 voll liberierte Namenaktien mit einem Nennwert von je CHF 0.01 (Stammaktien), an Claudia D’Augusta 428’436 voll liberierte Namenaktien mit einem Nennwert von je CHF 0.01 (Stammaktien) und an Kevin Harris 428’436 voll liberierte Namenaktien mit einem Nennwert von je CHF 0.01 (Stammaktien) zu einem Ausgabebetrag von insgesamt CHF 33’994.66 aus.	Contribution in Kind	In connection with the ordinary capital increase of March 9, 2026, and pursuant to the contribution in kind agreement dated as of March 4, 2026, the Company acquires from Luca Santarelli 6,214,738 fully paid-in registered shares of LE2025 Therapeutics AG, in Basel (LE2025 Shares), from Scott Applebaum 1,261,754 LE2025 Shares, from Claudia D’Augusta 11,261,754 LE2025 Shares and from Kevin Harris 1,261,754 LE2025 Shares (therefore 10,000,000 LE2025 Shares in the aggregate) at a total value of CHF 33,994.66 (the Contribution in Kind). In consideration for the Contribution in Kind, the Company issues 2,114,158 fully paid-in registered common shares with a nominal value of CHF 0.01 each (Common Shares) to Luca Santarelli, 428,436 fully paid-in registered common shares with a nominal value of CHF 0.01 each (Common Shares) to Scott Applebaum, 428,436 fully paid-in registered common shares with a nominal value of CHF 0.01 each (Common Shares) to Claudia D’Augusta and 428,436 fully paid-in registered common shares with a nominal value of CHF 0.01 each (Common Shares) to Kevin Harris at a total issue price of CHF 33,994.66.

Zug, 5. November 2026	Zug, November 5, 2026

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